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                                                                    EXHIBIT 3(h)

                                SunAmerica Inc.


                             ARTICLES SUPPLEMENTARY

                 SunAmerica Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessment and Taxation of Maryland that:

                 FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Fifth of the Charter of the Corporation, the Board of Directors has duly divided and classified 92,000 shares of the Preferred Stock of the Corporation into a class designated Series E Mandatory Conversion Premium Dividend Preferred Stock and provided for the issuance of such Preferred Stock.

                 SECOND: The terms of the Series E Mandatory Conversion Premium Dividend Preferred Stock established by the Board of Directors, in addition to those set forth in Article Fifth of the Charter of the Corporation applicable to all classes of Preferred Stock, are as follows:

                 Section 1. Designation and Amount. The class of Preferred Stock shall be designated "Series E Mandatory Conversion Premium Dividend Preferred Stock" and the authorized number of shares constituting such class shall be 92,000.

                 Section 2. Dividends. (a) In respect of the period beginning on the date of issuance of the Series E Mandatory Conversion Premium Dividend Preferred Stock and ending on and including November 1, 1998 (the "Preferred Period"), the holders of outstanding shares of the Series E Mandatory Conversion Premium Dividend Preferred Stock will be entitled to receive, subject to the rights of holders of any class of Preferred Stock or other class of stock which the Corporation may in the future issue which ranks senior to, or on a parity with, the Series E Mandatory Conversion Premium Dividend Preferred Stock in respect of dividends, and when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative preferential cash dividends at the per share rate of $38.75 per quarter for each of the quarters ending on March 14, June 14, September 14 and December 14 of each year and no more, payable in arrears on the fifteenth day of March, June, September and December, respectively (each such date being hereinafter referred to as a "Preferred Dividend Payment Date"), commencing December 15, 1995. If any Preferred Dividend Payment Date shall not be a business day (as defined in clause (i) of paragraph (h) of Section 3), then the Preferred Dividend Payment Date shall be on the next succeeding business day. Each such dividend will be payable to holders of record as they appear on the books of the Corporation or any transfer agent for the Series E Mandatory Conversion Premium Dividend Preferred Stock on such record dates, not less than 10 nor more than 50 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Dividends on the Series E Mandatory Conversion Premium Dividend Preferred Stock in respect of the Preferred Period shall accrue on a daily basis commencing on the date of issuance of the Series E Mandatory Conversion Premium Dividend Preferred Stock and accrued dividends for each quarterly dividend period shall accumulate, to the extent not paid, on the Preferred Dividend Payment Date first following the quarter for which they accrue. Accumulated unpaid dividends shall not bear interest. Dividends on the Series E Mandatory Conversion Premium Dividend Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends (or cash amounts equal to accrued and unpaid dividends) payable on the Series E Mandatory Conversion Premium Dividend Preferred Stock for any period shorter than a quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

                 (b) Holders of the shares of Series E Mandatory Conversion Premium Dividend Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided.

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                 Section 3.  Redemptions or Conversions.

                 (a) Automatic Conversion on Mandatory Conversion Date. Unless earlier called for redemption in accordance with the provisions hereof, on November 1, 1998 (the "Mandatory Conversion Date"), each outstanding share of Series E Mandatory Conversion Premium Dividend Preferred Stock shall automatically convert into:

                 (i) fully paid and non-assessable shares of Common Stock at the Common Equivalent Rate (determined as provided in paragraph (d) of this Section 3) in effect on the Mandatory Conversion Date; and

                 (ii) the right to receive an amount in cash equal to all accrued and unpaid dividends on such share of Series E Mandatory Conversion Premium Dividend Preferred Stock to and including the Mandatory Conversion Date, whether or not earned or declared, out of funds legally available therefor (and dividends shall cease to accrue as of the Mandatory Conversion Date).

                 At the option of the Corporation and provided that the Corporation has sufficient authorized and reserved shares of Common Stock, it may deliver on the Mandatory Conversion Date in lieu of some or all of the cash consideration described in clause (ii) above, fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock to be delivered in lieu of any cash consideration described in such clause (ii) shall be determined by dividing the amount of cash consideration that the Corporation has elected to deliver in Common Stock by the Current Market Price (as defined in clause (v) of paragraph (d) of this Section 3) of the Common Stock determined on the second Trading Date (as defined in clause (vi) of paragraph
(h) of this Section 3) immediately preceding the Mandatory Conversion Date.

                 (b) Automatic Conversion Upon the Occurrence of Certain Events. Immediately prior to the effectiveness of a merger or consolidation of, or a statutory share exchange involving, the Corporation that results in the conversion or exchange of the Common Stock into, or the right to receive, other securities or other property (whether of the Corporation or any other entity) (any such merger, consolidation or share exchange being referred to herein as a "Merger or Consolidation"), each outstanding share of Series E Mandatory Conversion Premium Dividend Preferred Stock shall automatically convert into:

                 (i) fully paid and non-assessable shares of Common Stock at the Common Equivalent Rate in effect on the Effective Date (as defined in clause (v) of paragraph (h) of this Section 3); plus

                 (ii) the right to receive an amount in cash equal to all accrued and unpaid dividends on such share of Series E Mandatory Conversion Premium Dividend Preferred Stock to but excluding the Effective Date, whether or not earned or declared, out of funds legally available therefor (and dividends shall cease to accrue as of the Effective Date); plus

                 (iii) the right to receive an amount in cash initially equal to $330.00, declining by $.305550 on each day following November 1, 1995 (computed on the basis of a 360-day year of twelve 30-day months) to $18.35 on September 1, 1998 and equal to zero thereafter, in each case determined with reference to the Effective Date, unless sooner redeemed.

                 At the option of the Corporation and provided that the Corporation has sufficient authorized and reserved shares of Common Stock, it may deliver on the Effective Date in lieu of some or all of the cash consideration described in clauses (ii) and (iii) above, fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock to be delivered in lieu of any cash consideration described in such clauses (ii) and (iii) shall be determined by dividing the amount of cash consideration that the Corporation has elected to deliver in Common Stock by the Current Market Price (as defined in clause (v) of paragraph (d) of this Section 3) of the Common Stock determined as of the second Trading Date (as defined in clause
(vi) of paragraph (h) of this Section 3) immediately preceding the Notice Date (as defined in clause (iv) of paragraph (h) of this Section 3).





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                 (c) Right to Call for Redemption.  At any time and from time to time prior to the Mandatory Conversion Date and provided that the Corporation has sufficient authorized and reserved shares of Common Stock, the Corporation shall have the right to call, in whole or in part, the outstanding shares of Series E Mandatory Conversion Premium Dividend Preferred Stock for redemption (subject to the notice provisions set forth in paragraph (i) of this Section 3). Upon such call, the Corporation shall deliver to the holders thereof in exchange for each such share called for redemption:

                 (i) a number of fully paid and non-assessable shares of Common Stock determined by dividing the Call Price (as defined in clause (ii) of paragraph (h) of this Section 3) in effect on the date established for redemption by the Current Market Price of the Common Stock determined as of the second Trading Date immediately preceding the Notice Date; and

                 (ii) an amount in cash equal to all accrued and unpaid dividends on such share to but excluding such redemption date out of funds legally available therefor (and dividends shall cease to accrue on each share called for redemption as of such date).

                 At the option of the Corporation and provided that the Corporation has sufficient authorized and reserved shares of Common Stock, it may deliver on the redemption date in lieu of some or all of the cash consideration described in clause (ii) above, fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock to be delivered in lieu of any cash consideration described in such clause (ii) shall be determined by dividing the amount of cash consideration that the Corporation has elected to deliver in Common Stock by the Current Market Price (as defined in clause (v) of paragraph (d) of this Section 3) of the Common Stock determined on the second Trading Date (as defined in clause (vi) of paragraph
(h) of this Section 3) immediately preceding the redemption date.

                 (d) Common Equivalent Rate; Adjustments. The Common Equivalent Rate to be used to determine the number of shares of Common Stock to be delivered on the conversion of the Series E Mandatory Conversion Premium Dividend Preferred Stock into shares of Common Stock pursuant to paragraphs (a) and (b) of this Section 3 shall be initially 50 shares of Common Stock for each share of Series E Mandatory Conversion Premium Dividend Preferred Stock; provided, however, that such Common Equivalent Rate shall be subject to adjustment from time to time as provided below in this paragraph (d). All adjustments to the Common Equivalent Rate shall be calculated to the nearest 1/100th of a share of Common Stock (with 5/1000th of a share being rounded to the next lower 1/100th of a share). Such rate in effect at any time is herein called the "Common Equivalent Rate."

                          (i)     If the Corporation shall either:

                                  (1)      pay a dividend or make a
                          distribution with respect to Common Stock in shares of Common Stock,

                                  (2)      subdivide or split its outstanding
                          shares of Common Stock,

                                  (3)      combine its outstanding shares of
                          Common Stock into a smaller number of shares, or

                                  (4)      issue by reclassification of its
                          shares of Common Stock any shares of Common Stock of the Corporation then, in any such event, the Common Equivalent Rate in effect immediately prior thereto shall be adjusted so that the holder of a share of Series E Mandatory Conversion Premium Dividend Preferred Stock shall be entitled to receive on the conversion of such share of Series E Mandatory Conversion Premium Dividend Preferred Stock, the number of shares of Common Stock of the Corporation which such holder would have owned or been





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                 entitled to receive after the happening of any of the events described above had such share of Series E Mandatory Conversion Premium Dividend Preferred Stock been surrendered for conversion at the Common Equivalent Rate in effect immediately prior to such time. Such adjustment shall become effective at the opening of business on the business day next following the record date for determination of stockholders entitled to receive such dividend or distribution in the case of a dividend or distribution and shall become effective immediately after the effective time in case of a subdivision, split, combination or reclassification. Any shares of Common Stock issuable in payment of a dividend or distribution shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend or distribution for purposes of calculating the number of outstanding shares of Common Stock under clauses (ii) and
                 (iii) below.

                     (ii) If the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price per share of the Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants, then in each case the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at the Current Market Price per share of the Common Stock on the record date for determining stockholders entitled to receive such right or warrants (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Shares of Common Stock owned by or held for the account of the Corporation or another company of which a majority of the shares entitled to vote in the election of directors are held, directly or indirectly, by the Corporation shall not be deemed to be outstanding for purposes of such computation. Such adjustment shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Common Equivalent Rate shall be readjusted to the Common Equivalent Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock actually delivered.

                    (iii) If the Corporation shall pay a dividend or make a distribution to all holders of its Common Stock of evidences of its indebtedness or other assets (including shares of capital stock of the Corporation but excluding any cash dividends or any distributions and dividends referred to in clause (i) above), or shall distribute to all holders of its Common Stock rights or warrants to subscribe for or purchase securities of the Corporation or any of its subsidiaries (other than those referred to in clause (ii) above), then in each such case the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect immediately prior to the date of such dividend or





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                 distribution by a fraction, of which the numerator shall be the Current Market Price per share of Common Stock on the record date for the determination of stockholders entitled to receive such dividend or distribution, and of which the denominator shall be such Current Market Price per share of Common Stock less the fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) as of such record date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, applicable to one share of Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such dividend or distribution.

                          (iv) Anything in this Section 3 notwithstanding, the Corporation shall be entitled to make such upward adjustments in the Common Equivalent Rate, in addition to those required by this Section 3, as the Corporation in its discretion shall determine to be advisable, in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for stock (or any transactions which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its stockholders shall not be taxable.

                          (v) As used in this Section 3, the Current Market Price per share of Common Stock on any date of determination shall be the average of the daily Closing Prices for the five consecutive Trading Dates ending on and including the date of determination of the Current Market Price (appropriately adjusted to take into account the occurrence during such five-day period of any event that results in an adjustment of the Common Equivalent Rate); provided, however, that if the Closing Price for the Trading Date next following such five-day period (the "next-day closing price") is less than 95% of such average, then the Current Market Price per share of Common Stock on such date of determination shall be the next-day closing price; and provided, further, that, for the purposes of calculating the Current Market Price in connection with any redemption or conversion of Series E Mandatory Conversion Premium Dividend Preferred Stock or any determination of an amount in cash payable in lieu of a fraction of a share of Common Stock, if any adjustment of the Common Equivalent Rate pursuant to this paragraph (d) is effective as of any date during the period beginning on the day after the date of determination of the Current Market Price and ending on the date on which shares of Series E Mandatory Conversion Premium Dividend Preferred Stock are to be redeemed or converted into Common Stock, then the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect such adjustment. If the Current Market Price is adjusted pursuant to the immediately preceding proviso as a result of the effectiveness of an adjustment to the Common Equivalent Rate but the event requiring an adjustment of the Common Equivalent Rate does not occur prior to the redemption or conversion of Series E Mandatory Conversion Premium Dividend Preferred Stock, then the Corporation may in its sole discretion elect to defer the following until after the occurrence of such event:

                                  (1)      issuing to the holder of any shares
                          of Series E Mandatory Conversion Premium Dividend Preferred Stock surrendered for conversion or redemption the additional shares of Common Stock issuable upon such conversion or redemption over and above the shares of Common Stock issuable upon such conversion or redemption on the basis of the Current Market Price prior to adjustment; and





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                                  (2)      paying to such holder any amount in
                          cash in lieu of a fractional share of Common Stock pursuant to paragraph (f) of this Section 3.

                          (vi)  In any case in which paragraph (d) of this
                 Section 3 shall require that an adjustment in the Common Equivalent Rate as a result of any event become effective at the opening of business on the business day next following a record date and the date fixed for conversion pursuant to paragraph (a) or (b) of this Section 3 occurs after such record date, but before the occurrence of such event, the Corporation may in its sole discretion elect to defer the following until after the occurrence of such event:

                                  (1)      issuing to the holder of any shares
                          of Series E Mandatory Conversion Premium Dividend Preferred Stock surrendered for conversion the additional shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the Common Equivalent Rate prior to adjustment; and

                                  (2)      paying to such holder any amount in
                          cash in lieu of a fractional share of Common Stock pursuant to paragraph (f) of this Section 3.

                 (e) Notice of Adjustments. Whenever the Common Equivalent Rate is adjusted as herein provided, the Corporation shall:

                          (i) forthwith compute the adjusted Common Equivalent Rate in accordance with this Section 3 and prepare a certificate signed by the Chief Executive Officer, the Chairman, the President, any Vice President or the Treasurer of the Corporation setting forth the adjusted Common Equivalent Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, and file such certificate forthwith with the transfer agent or agents for the Series E Mandatory Conversion Premium Dividend Preferred Stock and the Common Stock; and

                          (ii) mail a notice stating that the Common Equivalent Rate has been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Common Equivalent Rate to the holders of record of the outstanding shares of the Series E Mandatory Conversion Premium Dividend Preferred Stock at or prior to the time the Corporation mails an interim statement to its stockholders covering the quarter-yearly period during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such quarter-yearly period.

                 (f) No Fractional Shares. No fractional shares of Common Stock shall be issued upon redemption or conversion of shares of Series E Mandatory Conversion Premium Dividend Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of Series E Mandatory Conversion Premium Dividend Preferred Stock surrendered by the same holder for redemption or conversion on any redemption or conversion date, the holders shall have the right to receive an amount in cash, out of funds of the Corporation legally available therefor, equal to the same fraction of the Current Market Price of the Common Stock determined as of the second Trading Date immediately preceding the relevant Notice Date.

                 (g) Cancellation. All shares of Series E Mandatory Conversion Premium Dividend Preferred Stock which shall have been issued and reacquired in any manner by the Corporation (including shares redeemed, shares purchased and retired and shares converted into shares of Common Stock or exchanged for shares of any other class of stock) shall have the status of authorized but unissued shares of Preferred Stock and may be reissued as part of the class of which they were originally a part or may





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be reclassified and reissued as part of a new class of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other class of Preferred Stock.

                 (h)      Definitions.  As used herein,

                          (i) the term "business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York or State of California are authorized or obligated by law or executive order to close or a day which is or is declared a national or New York or California state holiday;

                          (ii) the term "Call Price" shall mean the per share price (payable in shares of Common Stock) at which the Corporation may redeem shares of Series E Mandatory Conversion Premium Dividend Preferred Stock, which Call Price is equal to fifty (50) times the sum of (i) an amount initially equal to $81.00, declining by $.006111 on each day following November 1, 1995 (computed on the basis of a 360-day year of twelve 30-day months) to $74.767 on September 1, 1998 and equal to $74.40 thereafter, if not sooner redeemed, and (ii) 50% of the excess, if any, of (a) the Current Market Price (as defined in clause (v) of paragraph (d) of this Section 3) of the Common Stock on the second Trading Date (as defined in clause (vi) of paragraph (h) of this Section 3) preceding the Notice Date (as defined in clause (iv) of paragraph (h) of this Section 3) relating to such redemption multiplied by one-fiftieth (1/50th) of the Common Equivalent Rate, over (b) $74.40;

                          (iii) the term "Closing Price" on any day shall mean the closing sales price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices of the Common Stock on the over- the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or if not so available in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for that purpose;

                          (iv) the term "Notice Date" with respect to any notice given by the Corporation in connection with a redemption or conversion of any of the Series E Mandatory Conversion Premium Dividend Preferred Stock shall be the earlier of the commencement of the mailing of such notice to the holders of Series E Mandatory Conversion Premium Dividend Preferred Stock or the date such notice is first published in accordance with paragraph (i) of this Section 3;

                          (v) the term "Effective Date" shall mean the effective time on the date of any Merger or Consolidation; and

                          (vi) the term "Trading Date" shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.

                 (i) Notice of Redemption or Conversion. The Corporation will provide notice of any redemption or conversion (including any conversion upon the effectiveness of a Merger or Consolidation, but excluding the Mandatory Conversion Date, unless the Corporation elects to pay any accrued and unpaid dividends in Common Stock, in which case such notice shall be required) of shares of Series E Mandatory Conversion Premium Dividend Preferred Stock to holders of record of the Series E





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Mandatory Conversion Premium Dividend Preferred Stock to be redeemed or converted not less than 30 nor more than 60 days prior to the date fixed for such redemption or conversion, as the case may be; provided, however, that if the effectiveness of a Merger or Consolidation makes it impracticable to provide at least 30 days' notice, the Corporation shall provide such notice as soon as practicable prior to such effectiveness. Such notice shall be provided by mailing notice of such redemption or conversion first class postage prepaid, to each holder of record of the Series E Mandatory Conversion Premium Dividend Preferred Stock to be redeemed or converted, at such holder's address as it appears on the stock register of the Corporation, and by publishing notice thereof in The Wall Street Journal or The New York Times or, if neither such newspaper is then being published, any other daily newspaper of national circulation (each, an "Authorized Newspaper"). Each such mailed or published notice shall state, as appropriate, the following:

                          (i)     the redemption or conversion date;

                          (ii) the number of shares of Series E Mandatory Conversion Premium Dividend Preferred Stock to be redeemed or converted and, if less than all the shares held by any holder are to be redeemed, the number of such shares to be redeemed;

                          (iii) the Call Price (in the case of a call for redemption pursuant to paragraph (c) of this Section 3) and the Current Market Price to be used to calculate the number of shares of Common Stock deliverable upon redemption;

                          (iv) whether the Corporation is exercising any option to deliver shares of Common Stock in lieu of any cash and the Current Market Price to be used to calculate the number of such shares of Common Stock;

                          (v) the place or places where certificates for such shares are to be surrendered for redemption or conversion;

                          (vi) whether the Corporation is depositing with a bank or trust company on or before the redemption or conversion date, the shares of Common Stock, and cash, if any, payable by the Corporation pursuant to this Section 3 and the proposed date of such deposit; and

                          (vii) the amount of accrued and unpaid dividends payable per share of Series E Mandatory Conversion Premium Dividend Preferred Stock to be redeemed or converted to and including such redemption or conversion date, as the case may be, and that dividends on shares of Series E Mandatory Conversion Premium Dividend Preferred Stock to be redeemed or converted will cease to accrue on such redemption or conversion date unless the Corporation shall default in delivering the shares of Common Stock and cash, if any, payable by the Corporation pursuant to this Section 3, at the time and place specified in such notice.

                 The Corporation's obligation to deliver shares of Common Stock and provide funds in accordance with this Section 3 shall be deemed fulfilled if, on or before a redemption or conversion date, the Corporation shall deposit, with a bank or trust company having an office or agency and doing business in the Borough of Manhattan in New York City and having a capital and surplus of at least $50,000,000, such number of shares of Common Stock and funds as are required to be delivered by the Corporation pursuant to this Section upon the occurrence of the related redemption or conversion (including the payment of fractional share amounts), together with funds sufficient to pay all accrued and unpaid dividends on the shares to be redeemed or converted as required by this Section 3, in trust for the account of the holders of the shares to be redeemed or converted (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such shares and funds be delivered upon redemption or conversion of the shares of Series E Mandatory Conversion Premium Dividend Preferred Stock so called for redemption or





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
subject to conversion. Any shares of Common Stock and funds so deposited and unclaimed by the holders of shares of Series E Mandatory Conversion Premium Dividend Preferred Stock at the end of six years after such redemption or conversion date (together with any interest thereon which shall be allowed by the bank or trust company with which such deposit was made) shall be paid by such bank or trust company to the Corporation, after which the holder or holders of such shares of Series E Mandatory Conversion Premium Dividend Preferred Stock so called for redemption or subject to conversion shall look only to the Corporation for delivery of such shares of Common Stock or funds. Each holder of shares of Series E Mandatory Conversion Premium Dividend Preferred Stock to be redeemed or converted shall surrender the certificates evidencing such shares to the Corporation at the place designated in the notice of such redemption or conversion and shall thereupon be entitled to receive certificates evidencing shares of Common Stock, and cash, if any, payable pursuant to this Section 3, following such surrender and following the date of such redemption or conversion. In case fewer than all the shares represented by any such surrendered certificate are called for redemption, a new certificate shall be issued at the expense of the Corporation representing the unredeemed shares. If such notice of call for redemption or conversion shall have been duly given, and if on the date fixed for redemption or conversion shares of Common Stock and funds, if any, necessary for the redemption or conversion shall have been either set aside by the Corporation separate and apart from its other funds or assets in trust for the account of the holders of the shares so to be redeemed or converted (and so as to be and continue to be available therefor) or deposited with a bank or trust company as provided above, then, notwithstanding that the certificates evidencing any shares of Series E Mandatory Conversion Premium Dividend Preferred Stock so called for redemption or subject to conversion shall not have been surrendered, the shares represented thereby so called for redemption or subject to conversion shall be deemed no longer outstanding, dividends with respect to the shares so called for redemption or subject to conversion shall cease to accrue after the date fixed for redemption or conversion and all rights with respect to the shares so called for redemption or subject to conversion shall forthwith after such date cease and terminate, except for the right of the holders to receive the shares of Common Stock and cash, if any, payable pursuant to this Section 3, without interest upon surrender of their certificates therefor.

                 (j) Reservation of Shares. The Corporation shall at all times reserve and keep available out of authorized but unissued shares of Common Stock, the maximum number of shares of Common Stock into which all shares of Series E Mandatory Conversion Premium Dividend Preferred Stock from time to time outstanding are convertible.

                 (k) Issuance of Common Stock. The shares of Common Stock issuable upon redemption or conversion of the shares of Series E Mandatory Conversion Premium Dividend Preferred Stock, when the same shall be issued in accordance with the terms hereof, are hereby declared to be and shall be fully paid and non-assessable shares of Common Stock in the hands of the holders thereof.

                 Section 4. Voting Rights. (a) Except as otherwise provided by paragraph (b) of this Section 4 or as required by law, the holders of shares of Series E Mandatory Conversion Premium Dividend Preferred Stock shall not be entitled to vote on any matter on which the holders of any voting securities of the Corporation shall be entitled to vote.

                 (b) In the event that dividends payable on the Series E Mandatory Conversion Premium Dividend Preferred Stock shall be in arrears in an aggregate amount equivalent to six full quarterly dividends (a "Preferred Dividend Default"), the holders of Series E Mandatory Conversion Premium Dividend Preferred Stock shall have the exclusive right, voting separately as a class with holders of shares of any one or more other classes of preferred stock ranking on a parity with Series E Mandatory Conversion Premium Dividend Preferred Stock either as to dividends or on the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation (any such class of preferred stock being herein referred to as a "Parity Stock") and upon which like voting rights have been conferred and are exercisable, to elect two directors of the Corporation until such right is terminated as provided herein. Upon the





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occurrence of a Preferred Dividend Default, the Board of Directors of the
Company shall within a reasonable period call a special meeting of the holders of shares of Series E Mandatory Conversion Premium Dividend Preferred Stock and all other holders of shares of Parity Stock who are then entitled to participate in the election of such directors for the purpose of electing the additional directors provided by the foregoing provisions; provided that, in lieu of holding such meeting, the holders of record of Series E Mandatory Conversion Premium Dividend Preferred Stock and such Parity Stock may, by action taken by written consent as permitted by law and the Charter and By-laws of the Corporation elect such additional directors. At elections for such directors, each holder of Series E Mandatory Conversion Premium Dividend Preferred Stock shall be entitled to one vote for each share held (the holders of shares of any Parity Stock being entitled to such number of votes, if any, for each share of stock held as may be applicable to them). Upon the vesting of such voting right in the holders of Series E Mandatory Conversion Premium Dividend Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two. The two vacancies so created shall be filled by vote of the holders of Series E Mandatory Conversion Premium Dividend Preferred Stock (with the holders of shares of Parity Stock who are then entitled to participate in the election of such directors). The right of the holders of Series E Mandatory Conversion Premium Dividend Preferred Stock, voting separately as a class with the holders of shares of Parity Stock, to elect members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends accumulated on Series E Mandatory Conversion Premium Dividend Preferred Stock shall have been paid in full, at which time such right shall terminate, except as required by law, subject to vesting in the event of each and every subsequent Preferred Dividend Default.

                 Upon any termination of the right of the holders of Series E Mandatory Conversion Premium Dividend Preferred Stock and any Parity Stock to vote as a class for directors as herein provided, the term of office of all directors then in office elected by holders of Series E Mandatory Conversion Premium Dividend Preferred Stock and any Parity Stock voting as a class (hereinafter referred to as a "Preferred Stock Director") shall terminate immediately. Any Preferred Stock Director may be removed by, and shall not be removed otherwise than by, the vote of the holders of record of Series E Mandatory Conversion Premium Dividend Preferred Stock and any Parity Stock the holders of which were entitled to participate in such Preferred Stock Director's election, voting as a separate class, at a meeting called for such purpose or by written consent as permitted by law and the Charter and By-laws of the Corporation. If the office of any Preferred Stock Director becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining Preferred Stock Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred or, if none remains in office, such successor may be chosen by vote of the holders of record of Series E Mandatory Conversion Premium Dividend Preferred Stock and any Parity Stock who are then entitled to participate in the election of Preferred Stock Directors as provided above. As long as a Preferred Dividend Default shall continue, holders of Series E Mandatory Conversion Premium Dividend Preferred Stock shall not, as such stockholders, be entitled to vote on the election or removal of directors other than Preferred Stock Directors. Whenever the special voting powers vested in the holders of Series E Mandatory Conversion Premium Dividend Preferred Stock as provided herein shall have expired, the number of directors shall become such number as may be provided for in the By-Laws, irrespective of any increase made pursuant to the provisions hereof.

                 So long as any shares of the Series E Mandatory Conversion Premium Dividend Preferred Stock remain outstanding, the consent of the holders of at least two-thirds thereof (voting separately as a class) given in person or by proxy, at any special or annual meeting called for such purpose, or by written consent as permitted by law and the Charter and By-laws of the Corporation, shall be necessary to amend, alter or repeal any of the provisions of the Charter of the Corporation which would materially and adversely affect any right, preference, privilege or voting power of Series E Mandatory Conversion Premium Dividend Preferred Stock or of the holders thereof, provided, however, that any such amendment, alteration or repeal, that would authorize, create or issue any additional shares of

Preferred Stock or any other shares of stock (whether or not already authorized) ranking senior to, on a parity with or junior to the Series E Mandatory Conversion Premium Dividend Preferred Stock as to dividends or on the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, shall be deemed not to materially and adversely affect such rights, preferences, privileges or voting powers.

                 The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Series E Mandatory Conversion Premium Dividend Preferred Stock shall have been redeemed or converted or Common Stock and funds, if any, necessary for such redemption or conversion shall have been deposited in trust to effect such redemption or conversion.

                 Section 5. Liquidation Rights. (a) Subject to the rights of holders of any class of Preferred Stock or other class of stock which the Corporation may in the future issue which ranks senior to, or on a parity with, the Series E Mandatory Conversion Premium Dividend Preferred Stock, upon any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary (any such event, a "Liquidation"), the holders of shares of Series E Mandatory Conversion Premium Dividend Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, whether from capital, surplus or earnings, before any distribution or payment is made to holders of Common Stock or Class B Stock of the Corporation or on any other class of stock of the Corporation ranking junior as to dividends or assets distributable upon Liquidation to the shares of Series E Mandatory Conversion Premium Dividend Preferred Stock, liquidating distributions in the amount of $3,100 per share, plus an amount equal to all dividends accrued and unpaid thereon (including dividends accumulated and unpaid) to the date of Liquidation, and no more.

                 (b) Written notice of any Liquidation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date stated therein, to the holders of record of the Series E Mandatory Conversion Premium Dividend Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation or any transfer agent for the Series E Mandatory Conversion Premium Dividend Preferred Stock.

                 Section 6. Defined Terms. Terms used but not otherwise defined herein shall have the meanings set forth in the Charter of the Corporation.

                 IN WITNESS WHEREOF, SunAmerica Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on October 30, 1995.

                                           SunAmerica Inc.
WITNESS:


/s/ Susan Harris                           By   /s/ Eli Broad
------------------------                     ----------------------------
Susan Harris, Secretary                       Eli Broad, President

                 THE UNDERSIGNED, President of SunAmerica Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                                   By:   /s/ Eli Broad
                                                       ------------------------
                                                        Eli Broad, President